WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 12
                          Supplement Dated June 7, 2005
                       To Prospectus Dated January 5, 2004

         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 12 dated January 5, 2004 and the supplement to prospectus dated May 12, 2005.

TABLE OF CONTENTS

                                                                            Page
Status of Series 12 Offering...................................................1
Local Limited Partnership Investments..........................................1

STATUS OF SERIES 12 OFFERING

         Series 12 is now offering a maximum of 25,000 Units on the terms set forth in the prospectus. As of the date hereof, Series 12 has received subscriptions in the amount of $6,477,965 (6,482 Units). Of the total, $216,500 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         As set forth in the supplement dated May 12, 2005, Series 12 has acquired or identified for acquisition interests in FDI-Shady Oaks, Ltd., a Texas limited partnership; Kettle River Townhomes, a Minnesota limited partnership; Marfa Villa, LTD, a Texas limited partnership; Marshall Senior Housing Limited Partnership, a Minnesota limited partnership; and Saltgrass Landing Apartments, Ltd., a Texas limited partnership.

------------------------- ------------------------ -------------------- ---------------------- ---------------------------
                                                                        ESTIMATED OR ACTUAL
LOCAL LIMITED             PROJECT NAME AND         LOCATION OF          CONSTRUCTION           ANTICIPATED AGGREGATE
PARTNERSHIP               NUMBER OF BUILDINGS      PROPERTY             COMPLETION DATE        TAX CREDITS
------------------------- ------------------------ -------------------- ---------------------- ---------------------------
FDI                       Shady Oaks Apartments    Prairie View         November 2005          $1,223,270
                                                   (Waller County),
                          6 buildings              Texas
------------------------- ------------------------ -------------------- ---------------------- ---------------------------
KETTLE RIVER              Kettle River Townhomes   Sandstone            September 2005         $402,652
                                                   (Pine County),
                          1 building               Minnesota
------------------------- ------------------------ -------------------- ---------------------- ---------------------------
MARFA VILLA               Villa Apartments         Marfa                November 2005          $318,908
                                                   (Presidio County),
                          2 buildings              Texas
------------------------- ------------------------ -------------------- ---------------------- ---------------------------
MARSHALL                  Marshall Square          Marshall             August 2005            $1,120,716
                          Apartments               (Lyon County),
                                                   Minnesota
                          1 building
------------------------- ------------------------ -------------------- ---------------------- ---------------------------
SALTGRASS                 Saltgrass Landing        Rockport   (Aransas  December 2005          $940,452
                          Apartments               County), Texas

                          6 buildings
------------------------- ------------------------ -------------------- ---------------------- ---------------------------

         Additional information respecting the local limited partnerships included in the preceding chart is set forth in the supplement date May 12, 2005.

         In addition to those described in the supplement dated May 12, 2005, Series 12 has identified for acquisition an interest in:

        o   Memphis 2004.0, L.P.

This entity and the entities identified above are referred to herein as local limited partnerships.

        o   Memphis 2004.0 owns the Memphis 2004 Homes in Memphis, Tennessee.

      THIS SUPPLEMENT IS TO BE USED ONLY IN ARIZONA, MAINE, MASSACHUSETTS,
         MINNESOTA, MISSOURI, NEBRASKA, PENNSYLVANIA, TENNESSEE OR TEXAS

         WNC & Associates, Inc. believes that Series 12 is reasonably likely to acquire and retain an interest in the local limited partnerships identified herein. However, Series 12 may not do so as a result of one or more factors. For example, the local limited partnerships identified herein may fail to satisfy one or more conditions precedent to the investment of Series 12. Series 12 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of the acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 12 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 12.

         The following tables contain information concerning Memphis 2004.0 and its property:

---------------- ------------- ------------ ------------- ------------ ------------- --------- ------------ ------------
                                            ESTIMATED     ESTIMATED                            PERMANENT    ANTICIPATED
                 PROJECT                    OR ACTUAL     DEVELOPMENT  NUMBER                  MORTGAGE     AGGREGATE
LOCAL            NAME AND      LOCATION     CONSTRUCTION  COST         OF            BASIC     LOAN         TAX
LIMITED          NUMBER OF     OF           COMPLETION    (INCLUDING   APARTMENT     MONTHLY   PRINCIPAL    CREDITS
PARTNERSHIP      BUILDINGS     PROPERTY     DATE          LAND COST)   UNITS         RENTS     AMOUNT       (1)
---------------- ------------- ------------ ------------- ------------ ------------- --------- ------------ ------------
MEMPHIS 2004.0   Memphis       Memphis      January       $11,281,560  36 5BR Units  $649      $6,031,560   $7,000,000
                 2004 Homes    (Shelby      2007                       29 5BR Units  $744      (2)
                               County),                                79 5BR Units  $895
                               Tennessee
---------------- ------------- ------------ ------------- ------------ ------------- --------- ------------ ------------

1. Low income housing tax credits are available over a ten-year period. In the first credit year, Series 12 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 12 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2. Community Development Trust will provide the mortgage loan for a term of 30 years at an annual interest rate of 7.5%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

Memphis: Memphis is in Shelby County, Tennessee in the southwest corner of Tennessee. The population of Memphis is approximately 640,000. The major employers for Memphis residents are Federal Express Corporation, the U.S. Government, and Memphis City Schools.

------------------------------------------------------------------------------------------------------------------------
                                                 LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                            GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL            PROPERTY      PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 12's CAPITAL
PARTNERSHIP     PARTNER            MANAGER (1)   FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)
--------------- ------------------ ------------- -------------- --------------- -------------------- -------------------
MEMPHIS 2004.0   Memphis 2004,     Buehler       $975,000       Series 12:       99.98/.01/.01       $5,249,475
                 LLC (7)           Enterprises,                 $9,000           9.99/.01//90
                                   Inc. (8)
                                                                LGP: 80%

                                                                The balance:
                                                                9.99% to
                                                                Series 12,
                                                                .01% to the
                                                                SLP and 90% to
                                                                the LGP
--------------- ------------------ ------------- -------------- --------------- -------------------- -------------------

1. The local limited partnership will employ an affiliate of its local general partner, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. The local limited partnership will pay its local general partner or an affiliate of its local general partner fees for various services, including organization, development, land acquisition, syndication, incentive management and the like.

3. Reflects the plan of distributions for the net cash flow from operations, if any, of the local limited partnership for each year of operations to (i) Series 12, (ii) WNC Housing, L.P., the special limited partner, and (iii) the local general partner. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee and any deferred amount thereof.


                                       2

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of (i) Series 12, (ii) the special limited partner, and (iii) the local general partner.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 12, (ii) the special limited partner, and (iii) the local general partner. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 12 will make its capital contributions to the local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. Series 12 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. Memphis 2004, LLC was formed in 2004 to serve as the general partner or manager of this and other limited partnerships and limited liability companies. Harold E. Buehler, Sr. and Jo Ellen Buehler, both age 58, are the organizers of the Local General Partner and are the guarantors. They have represented to Series 12 that, as of January 1, 2004, they had a net worth before provision for income taxes in excess of $35,000,000, a substantial portion of which is represented by illiquid assets.

8. Buehler Enterprises, Inc. is a Tennessee corporation which was formed in 1984 by Harold E. Buehler, Sr. Buehler Enterprises, Inc. currently manages approximately 750 units consisting primarily of single-family homes and duplexes in Memphis.























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